Filed Pursuant to Rule 424(b)(3)

Registration No. 333-286361

Prospectus Supplement No. 13

(to Prospectus dated April 7, 2025)

SUPPLEMENT NO. 13 TO

PROSPECTUS FOR

UP TO 83,456,793 ORDINARY SHARES

UP TO 16,500,000 ORDINARY SHARES UNDERLYING WARRANTS

This Prospectus Supplement No. 13 is being filed to update and supplement the information contained in the prospectus dated April 7, 2025 (as supplemented from time to time, the “Prospectus”), relate to, among other things, the issuance from time to time of up to 16,500,000 Ordinary Shares and the resale from time to time of up to 83,456,793 Ordinary Shares by the selling shareholders named in this prospectus or their permitted transferees.

March 23, 2026

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 6-K

REPORT OF FOREIGN PRIVATE ISSUER

PURSUANT TO RULE 13a-16 OR 15d-16

UNDER THE SECURITIES EXCHANGE ACT OF 1934

For the month of March 2026

Commission File Number: 001-42523

GCL Global Holdings Ltd

(Exact Name of Registrant as Specified in its Charter)

29 Tai Seng Ave., #02-01

Singapore 534119

(Address of Principal Executive Offices and Zip Code)

Registrant’s telephone number, including area code: +65 80427330

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F. Form 20-F ☒ Form 40-F ☐

EXPLANATORY NOTE

On March 23, 2026, GCL Global Holdings Ltd. (the “Company”) issued a press release announcing that it had received a written notice (the “Notice”), dated as of March 17, 2026, from the Listing Qualifications Department of The Nasdaq Stock Market LLC (“Nasdaq”) indicating that, for the last thirty (30) consecutive business days (February 2, 2026 to March 16, 2026), the bid price for the Company’s ordinary shares had closed below the minimum $1.00 per share requirement for continued listing on the Nasdaq under Nasdaq Listing Rule 5450(a)(1) (the “Minimum Bid Price Rule”). Pursuant to Nasdaq Listing Rule 5810(c)(3)(A), the Company has an initial period of 180 calendar days, or until September 14, 2026, to regain compliance (the “Compliance Period”). Pursuant to the Notice, if at any time during the Compliance Period the closing bid price of the ordinary shares is at least $1.00 for a minimum of ten consecutive business days, Nasdaq will provide the Company with written confirmation of compliance and such matter will be closed.

If the Company fails to regain compliance with the Minimum Bid Price Rule during this period, the Company may consider applying to transfer its securities from The Nasdaq Global Select Market to The Nasdaq Capital Market, provided that the Company meets the applicable market value of publicly held shares required for continued listing and all other applicable requirements for initial listing on The Nasdaq Capital Market (except for the bid price requirement). Such transfer would provide the Company with an additional 180 calendar days, or until March 15, 2027, to regain compliance. There can be no assurance that the Company would be eligible for the additional 180 calendar day compliance period, if applicable, or that the Nasdaq staff would grant the Company’s request for continued listing.

The Notice has no immediate effect on the listing or trading of the Company’s ordinary shares.  The Company intends to monitor the bid price of its ordinary shares and consider available options to regain compliance with the Minimum Bid Price Rule.

A copy of the press release is attached as Exhibit 99.1 to this Report. Exhibit 99.1 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act.

Exhibits

99.1	Press Release, dated March 23, 2026

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Dated: March 23, 2026

GCL Global Holdings Ltd

By:	/s/ Sebastian Toke
Name:	Sebastian Toke
Title:	Group CEO

Exhibit 99.1

GCL Announces Receipt of Nasdaq Deficiency Notice Regarding Minimum Bid Price Requirement

SINGAPORE, March 23, 2026 (GLOBE NEWSWIRE) -- GCL Global Holdings Ltd (Nasdaq: GCL) (“GCL” or the “Company”), a leading provider of games and entertainment, today announced that it has received a written notice (the “Notice”), dated March 17, 2026, from the Listing Qualifications Department of The Nasdaq Stock Market LLC (“Nasdaq”) indicating that, for the last thirty (30) consecutive business days (February 2, 2026 to March 16, 2026), the bid price for the Company’s ordinary shares had closed below the minimum $1.00 per share requirement for continued listing on the Nasdaq under Nasdaq Listing Rule 5450(a)(1) (the “Minimum Bid Price Rule”).

In accordance with Nasdaq Listing Rule 5810(c)(3)(A), the Company has been provided an initial period of 180 calendar days, or until September 14, 2026, to regain compliance (the “Compliance Period”). Pursuant to the Notice, if at any time during the Compliance Period the closing bid price of the Company’s ordinary shares is at least $1.00 for a minimum of ten consecutive business days, Nasdaq will provide the Company with written confirmation of compliance and such matter will be closed. If the Company fails to regain compliance with the Minimum Bid Price Rule during the Compliance Period, the Company may consider applying to transfer its securities from The Nasdaq Global Select Market to The Nasdaq Capital Market, provided that the Company meets the applicable market value of publicly held shares required for continued listing and all other applicable requirements for initial listing on The Nasdaq Capital Market (except for the bid price requirement). Such transfer would provide the Company with an additional 180 calendar days, or until March 15, 2027, to regain compliance. There can be no assurance that the Company would be eligible for the additional 180 calendar day compliance period, if applicable, or that the Nasdaq staff would grant the Company’s request for continued listing.

The Notice has no immediate effect on the listing or trading of the Company’s ordinary shares. The Company intends to monitor the bid price of its ordinary shares and consider available options to regain compliance with the Minimum Bid Price Rule.

About GCL Global Holdings

GCL Global Holdings Ltd. (“GCL”) is a holding company incorporated in the Cayman Islands (GCL together with its subsidiaries, the “GCL Group”). Through its operating subsidiaries, GCL Group unites people through its ecosystem of content and hardware in games and entertainment, enabling creators to deliver engaging experiences to gaming communities worldwide with a strategic focus on the rapidly expanding Asian gaming market.

Drawing on a deep understanding of gaming trends and market dynamics, GCL Group leverages its diverse portfolio of digital and physical content as well as multimedia peripherals to bridge cultures and reach a global audience by introducing Asian-developed IP across consoles, PCs, and streaming platforms. Learn more at https://www.gclglobalholdings.com/

Forward-Looking Statements

This press release contains forward-looking statements. All statements other than statements of historical fact are forward-looking statements, which are often indicated by terms such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “could,” “intend,” “target,” “project,” “estimate,” “believe,” “predict,” “potential” or “continue,” among others, statements regarding our compliance with the Minimum Bid Price Rule and listing or trading of our ordinary shares. Forward-looking statements appear in a number of places throughout this press release and may include statements regarding our intentions, beliefs, projections, outlook, analyses, current expectations and the risks, uncertainties and other factors described under the headings, “Risk factors” and “Cautionary statement regarding forward looking statements,” in our periodic filings with the U.S. Securities and Exchange Commission. These statements speak only as of the date of this press release and involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Given these risks, uncertainties and other factors, you should not place undue reliance on these forward-looking statements, and we assume no obligation to update these forward-looking statements, even if new information becomes available in the future, except as required by law.

GCL Investor Relations:

Crocker Coulson

crocker.coulson@aummedia.org

(646) 652-7185